Confidential material omitted and filed separately with the Securities and Exchange Commission. Asterisks denote such omissions.


                                                                 Exhibit 10.27


                    R&D AND MARKETING COLLABORATION AGREEMENT

This Collaboration Agreement effective as of June 14,1999 (the "Effective Date") is between Amersham Pharmacia Biotech AB, a Swedish corporation having its address at Bjorkgatan 30, S-751 84 Uppsala, Sweden ("AP Biotech") and Dyax Corp., a Delaware corporation having its address at One Kendall Square, Bldg. 600, Cambridge, Massachusetts 02139, USA ("Dyax").

                     ---------------------------------------

Recitals

Whereas AP Biotech possesses technology and expertise to the development, manufacture and world wide marketing of affinity chromatography media for use in the separation and purification of biomolecules;

Whereas Dyax possesses technology and expertise for the discovery of proteins and peptides having novel binding properties and the development and manufacture of affinity chromatography purification media for use in the separation and purification of biomolecules;

Whereas AP Biotech and Dyax wish to enter into a collaboration in which AP Biotech and Dyax will utilise their respective technology and expertise to develop for customers unique ligands and chromatography media incorporating such ligands and AP Biotech will market and sell such media on a world wide scale.

Now, hereby the parties do hereby agree as follows:

1. Definitions

1.1 "Affiliate" means any corporation, partnership, or other business entity controlled by, or controlling, or under common control with any party or signatory to this Agreement, with "control" meaning direct or indirect beneficial ownership of at least a fifty percent (50%) interest in the income of such corporation, partnership, or other business entity, or such other relationship as, in fact, constitutes actual control.

1.2 "Approved Project" means a Proposed Project which is approved by the Steering Committee and conducted by the parties in accordance with Section 4.4


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Confidential material omitted and filed separately with the Securities and
Exchange Commission. Asterisks denote such omissions.

1.3 "Biopharmaceutical" means a protein or peptide being developed or sold as a drug substance, *************.

1.4 "Confidential Information" means trade secrets, confidential or proprietary information, and all other knowledge, information, documents or materials, that are furnished by one party to the other party in connection with this Agreement, which the proprietor takes reasonable measures to protect and which pertains, in any manner, to subjects which include, but which are not limited to, research operation, customers (including identities of customers and prospective customers, identities of individual contacts at customers, preferences, business or habits, including such customer's Confidential Information), business relationships, products (including prices, costs, sales or content and including released or unreleased products), financial information or measures, marketing or promotion information, business methods, future Business Plans, data bases, computer programs, designs, models, operating procedures, knowledge of the organisation, and information received from others that either party is obligated to treat as confidential. Further the term "Confidential Information" shall include information which has been disclosed verbally, provided that such verbal information be confirmed in writing within thirty (30) days of such disclosure.

1.5 "Exclusive Customer Media" means Products discovered and/or developed in accordance with an Approved Project exclusively for one customer at such customer's specific and express request and which are developed, marketed and sold by AP Biotech under the brand specified in Section 4.6 below.

1.6 "Ligand(s)" means a protein or peptide (any of their sequences), and any derivatives thereof, which (i) binds to a Biopharmaceutical or other molecule useful in the purification of a Biopharmaceutical, (ii) is discovered using Phage Display Technology, and (iii) results from an Approved Project. For purposes of this definition, (i) Phage Display Technology shall mean the display of protein or peptides on a library of filamentous bacteriophage
*************.

1.7 "Multi Customer Media" means Products discovered and/or developed in accordance with an Approved Project without any customer exclusivity, and which are developed, marketed and sold by AP Biotech under the brand specified in Section 4.5 below.

1.8 "Net Sales Value" means gross monies or the monetary equivalent of consideration, whether or not invoiced, billed or received by AP Biotech and its Affiliates, attributable to the use, sale, lease, or transfer of any Product(s); less qualifying costs directly attributable to such use, sale, lease, or transfer and actually allowed and borne by AP Biotech and its Affiliates. Such qualifying costs shall be deemed to be four percent (4%) of the invoiced value, unless AP Biotech can show the actual costs of the following; provided however, that such qualifying costs shall in no event exceed ten percent (10%):

      Distributor discounts. Credits or refunds, not exceeding the original or customary billing or invoice amount, for such claims or returns. Packaging. Returnable containers. Commissions. Prepaid transportation insurance premiums. Prepaid outbound transportation expenses. Discounts, in amounts customary in the trade, for quantity purchases, cash payments, prompt payments, wholesalers, and distributors. Promotional costs. Non collectable accounts receivable. Handling charges. Separately billed reasonable maintenance contract fees. Separately billed reasonable installation costs. Retroactive price reductions. Taxes; including sales, use, turnover, excise, import, export, and other taxes or duties, separately billed or invoiced, and borne by AP Biotech, imposed by a government agency on such use, sale, lease, or transfer.

A Product used, sold, leased, or transferred by gift or for consideration other than money shall be deemed to have a monetary value of the higher of (A) the money received by AP Biotech for a similar Product in an equivalent quantity and in an arm's-length transaction, with a non affiliated third party, occurring at or near the same time and location; or (B) the average amount of money received by AP Biotech during the preceding thirty (30) days for similar Product(s) in arm's-length transactions with non affiliated third parties.

Products used in testing or as marketing samples to develop or promote the Product(s) shall not be included as Product(s) used, sold, leased, or transferred under the definition of Net Sales Value; provided the Products are supplied to the user at no cost.

1.9 "Products" means affinity chromatography media that contains a Ligand immobilized on AP Biotech media and is sold by AP Biotech or its Affiliates for use in the purification of Biopharmaceuticals.

1.10 "Proposed Projects" means a project proposal to develop either a Multi Customer Media or a Exclusive Customer Media which is made to the Steering Committee in accordance with Section 4.2 or 4.3.

1.11 "Proprietary Materials" means any tangible chemical, biological or physical materials (including any Ligand and materials resulting from an Approved Project) that are furnished by one party to the other party in connection with this Agreement regardless of whether such materials are specifically designated as proprietary.

2. Scope of Collaboration

The purpose of this Agreement is to provide the framework for a collaboration between AP Biotech and Dyax relating to Ligands for use in the field of purifying Biopharmaceuticals, where (i) the collaboration is under the supervision of the Steering Committee between the parties in accordance with
Article 3 and 4, (ii) both AP Biotech and Dyax shall jointly market to customers Dyax's technology and expertise to discover and/or develop unique affinity ligands and AP Biotech's technology and expertise in the development, manufacture and worldwide marketing of chromatography media and related base matrices, coupling chemistry and ligiands, all in accordance with their responsibilities set forth in Section 4.1, (iii) both AP Biotech and Dyax may propose projects for Dyax to discover affinity ligands and to develop affinity ligands owned by Dyax or third parties in accordance with Article 4,
(iv) Dyax shall supply Ligands to AP Biotech for use in Products in accordance with Article 5, and (v) AP Biotech shall develop, market and sell Products to customers under a co-branded trademark in accordance with Sections 4.4 and 4.6 (such collaboration, the "Collaboration"). The Collaboration shall have the term set forth Article 13 herein.

3. Governance

3.1 Creation of Steering Committee. The parties hereby create a Steering Committee which shall consist of three members from each party, with each party to provide written notice to the other of the names of such members within thirty (30) days of the Effective Date. If any member of the Steering Committee dies, resigns, or becomes incapacitated, the party which designated such member shall designate his or her successor (whose term shall commence immediately), and any party may withdraw the designation of any of its members of the Steering Committee and designate a replacement (whose term shall commence immediately) at any time by giving notice of the withdrawal and replacement to the other party. If a member of the


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

Confidential material omitted and filed separately with the Securities and Exchange Commission. Asterisks denote such omissions.

Steering Committee cannot attend a meeting, that member may appoint a substitute to attend the meeting in his or her place. The chairperson of the Steering Committee shall be designated annually on an alternating basis between the parties. The party not designating the chairperson shall designate one of its representatives as secretary of the Steering Committee for such year.

3.2 Meetings of the Steering Committee .The first meeting of the Steering Committee shall occur within ninety (90) days of the Effective Date. Thereafter, regular meetings of the Steering Committee shall be held semi-annually within forty-five (45) days of the end of each calendar half year, or at such other times as the parties may deem appropriate, at such times and places as the members of the Steering Committee shall from time to time agree. Special meetings of the Steering Committee may be called by either party on fifteen (15) days written notice to the other party unless notice is waived by the parties. All meetings shall alternate between the offices of the parties unless the parties otherwise agree. In the event a Steering Committee member is unable to attend a meeting of the Steering Committee, such Steering Committee member may designate an alternate member who will serve solely for that Steering Committee meeting.

3.3 Decisions of the Steering Committee. A quorum of the Steering Committee shall be present at any meeting of the Steering Committee if every member or a duly appointed substitute are present at such meeting in person or by telephone. If a quorum exists at any meeting, the unanimous consent of all members of the Steering Committee present at such meeting is required to take any action on behalf of the Steering Committee. Unless otherwise specially stated to the contrary herein, no individual party shall purport to act on behalf of the other party unless and then only to the extent authorised to do so by the Steering Committee.

3.4 Responsibility of Steering Committee. The Steering Committee shall be responsible for oversight of the conduct and progress of the collaborative efforts and approval of all activities relating thereto; management of the day-to-day activities being delegated to a project manager to be appointed by each of AP Biotech and Dyax. The responsibilities of the Steering Committee shall include but not be limited to:

      (i) preparing and recommending overall budgets for the plans for development *************;
      (ii) approving a Business Plan (and any amended plans) to be developed jointly by the marketing managers appointed by the parties in accordance with Section 4.1;
      (iii) determining which customer projects to pursue;
      (iv) assessing, at least once every six months during the initial term of this Agreement the progress of the Collaboration hereunder *************;
      (v) directing and administering the research programs of both parties reasonably required to achieve the purposes of this Agreement;


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

Confidential material omitted and filed separately with the Securities and Exchange Commission. Asterisks denote such omissions.

      (vi) reviewing reports and research results submitted by both parties over their respective R&D and marketing efforts to achieve the purposes of this Agreement; and
      (vii) reviewing and approving the patent filing and prosecution of jointly-owned inventions pursuant to Article 9.

3.5 Steering Committee Reports. Within ten (10) days following each meeting the Steering Committee held pursuant to Section 2.2, the secretary of the Steering Committee shall prepare and send to the members of the Steering Committee a detailed written report of actions taken at the meeting in such form and containing such detail as shall be determined by the Steering Committee.

3.6 Deadlock. In the event that the Steering Committee cannot reach agreement with respect to any matter that is subject to its decision-making authority, then the matter shall be referred to the an executive person of each of the parties with authority to bind his principal. In the event that such executives cannot resolve the dispute then the dispute shall be referred to the dispute resolution procedure described in Section 8 for final and binding determination.

4. Marketing and Development Collaboration

4.1 Joint Marketing. AP Biotech and Dyax shall each jointly market to its customers the Collaboration to provide customers with Products within the field of the purification of Biopharmaceuticals under the joint branding of
Section 4.6. Dyax shall be solely responsible for marketing its technology and capabilities to discover and develop affinity ligands and AP Biotech shall be solely responsible for marketing its technology and capabilities to develop, manufacture and market affinity chromatography media and related base matrices and coupling chemistry, provided that each party shall have the right to include general information about the other party's technology and capabilities in its marketing efforts. Both parties shall approve all marketing materials used in the joint marketing of the Collaboration. All marketing efforts shall be made in accordance with a Business Plan to be developed by the marketing managers appointed by the parties and approved by the Steering Committee within ninety (90) days of the Effective Date hereof (the "Business Plan"). The Business Plan, as may be amended and approved in amended form, shall specify the details of the joint marketing efforts, i.e., *************. Such marketing efforts may result in a customer request for either Multi Customer Media or Exclusive Customer Media.

4.2 Multi Customer Media. AP Biotech may request Dyax to submit, or Dyax may independently submit, a Proposed Project to the Steering Committee to discover a Ligand and/or develop a Ligand for a specific target molecule which AP Biotech or Dyax believes could be commercialised as a Multi Customer Media. Such proposal may include the use of existing product leads from Dyax or from a third party, provided, however, that AP Biotech and Dyax shall each have the right to evaluate a sample of such product lead at its own cost for a period of thirty (30) days. Thereafter, the Steering Committee shall have a period of sixty (60) days in which to accept or reject the Proposed Project. Upon acceptance of any Proposed Project, the provisions for

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

Confidential material omitted and filed separately with the Securities and Exchange Commission. Asterisks denote such omissions.

Approved Project set forth in Section 4.4 below shall apply. In the event that the Steering Committee rejects any Proposed Project for a Multi Customer Media then AP Biotech or Dyax, as the case may be, shall be free to develop such request or proposal alone or in collaboration with a third party, subject to any rights or licenses it may require from the other party.

4.3 Exclusive Customer Media. In the event that, as a result of the joint marketing efforts, a customer forwards a specific and express request to either AP Biotech or Dyax for the discovery and/or development of a Exclusive Customer Media, the party receiving the request shall forward the request as a Proposed Project to the Steering Committee. The Steering Committee shall have a period of sixty (60) days in which to accept or reject the Proposed Project. Upon acceptance of any Proposed Project, the provisions for Approved Projects set forth in Section 4.4 below shall apply. In addition, the parties shall work together to jointly offer, negotiate and reach agreement with any such customers on the terms and conditions for discovering, developing and licensing the Custom Design Media. The parties agree that in any such agreement with a customer both Dyax and AP Biotech shall seek to obtain payments for their discovery and development of Exclusive Customer Media in the form of one or more R&D funding, milestone payments upon the reaching of defined R&D goals, selling price for the Exclusive Customer Media and/or license fees, milestones, royalties or other payments for grant of exclusive rights to the Exclusive Customer Media. The parties shall share any R&D funding in accordance with the work performed by each party and shall share equally all R&D milestones. In the event the parties agree to a reduction in AP Biotech's R&D fees or milestone payments for its discovery and development efforts and/or a reduction in AP Biotech's selling price of the Customer Designed Media in exchange for agreeing to other payments by the customer, the parties shall negotiate in good faith and agree within sixty (60) days of the agreement with the customer, on the equitable portion of the other payments which shall be due AP Biotech for such reduction(s). In the event that the Steering Committee rejects any Proposed Project for a Custom Design Media then AP Biotech or Dyax, as the case may be, shall be free to develop such request or proposal alone or in collaboration with a third party, subject to any rights or licenses it may require from the other party.

4.4. Approved Projects. Each Proposed Project approved by the Steering Committee in accordance with Sections 4.2 and 4.3 above shall be considered an Approved Project which shall be managed by the project managers appointed according to Section 3.4. For each such Approved Project, Dyax shall submit a proposal to AP Biotech with separate phases defining a time schedule and R&D goals for the funding of the discovery and/or development of the applicable Ligand (either at Dyax or by a third party). AP Biotech shall provide the funding set forth in Dyax's proposal in accordance with such separate phases, unless a customer has agreed to provide such funding. The parties shall mutually agree upon the terms for funding each project within sixty (60) days. Dyax shall then use reasonable commercial efforts to discover and/or develop the Ligand. Thereafter, AP Biotech agrees to use reasonable commercial efforts to develop and optimize the Ligand as a Product at its own cost, unless a customer has agreed to provide funding for such work. AP Biotech shall then market and supply the resulting Multi Customer Media to multiple customers or Exclusive Customer Media to the specified customer, at a price suggested by AP Biotech and accepted by the Steering Committee annually. Dyax shall supply the Ligand of such Products to AP Biotech in accordance with Section 5 below and AP Biotech shall pay to Dyax royalties on sales of such Products in accordance with Section 7 below.

4.5 Exclusive Nature of Collaboration. With respect to all Approved Projects resulting from the Business Plan set forth in Section 4.1, as amended, and with respect to all Multi-Customer Media and Exclusive Customer Media developed pursuant to Section 4.2, 4.3 and 4.4, AP Biotech and Dyax shall collaborate exclusively with each other. Further neither AP Biotech nor Dyax shall individually approach any target customer for Exclusive Customer Media identified in the Business Plan referred to in Section 4.1 above, as amended, for purposes of entering into a business relationship with such customer for ************* which would compete with ************* for such customer; provided however, that joint marketing activities must occur with such customer for such application within ************* of the approval of the Business Plan and an Approved Project be initiated with such customer for such application within ************* of such approval.

Confidential material omitted and filed separately with the Securities and Exchange Commission. Asterisks denote such omissions.

4.6 Branding. AP Biotech and Dyax agrees to jointly market the Collaboration, and AP Biotech agrees to market and sell Products, under a combination of their respective corporate names and logos, that is "Amersham Pharmacia Biotech" and the "Drop design" and "Dyax Corp." and "Dyax "D" Logo", or such other trademark or trade name as the parties may agree to. In the latter case the parties shall jointly own such trademark or trade name and agree only to use it in connection with the Collaboration. The parties shall cause such trademark or trade name to be registered in every country where other than minimal sales can be expected and shall equally share the cost of doing so. Such use shall be subject to the provisions of Section 8 below.

4.7 Costs. Unless otherwise expressly provided for in this Agreement or separately agreed to in writing, each party shall bear the costs incurred by it in performance of its obligations under this Agreement.

5. Supply of Ligands

5.1 Subject to Section 6.2, Dyax shall supply AP Biotech with all its requirements for ************* Ligands for the development, sales promotions and sales of Products. If Dyax chooses to outsource the manufacture of such Ligands, AP Biotech shall have the right to approve the manufacture in advance and such Ligands shall be supplied to AP Biotech *************. If Dyax chooses to manufacturer such Ligands itself, AP Biotech shall have the rights to inspect and approve Dyax's manufacturing facilities and such Ligands shall be supplied to AP Biotech *************. With respect to each Product, the parties shall enter into a supply agreement *************.

5.2 For ************* Ligands, AP Biotech shall have the right to contract with third party suppliers to purchase all of its requirements for such Ligands for the development, sales promotions and sales of Product. AP Biotech shall notify Dyax of the name of any such third party supplier and agrees that any contract with such supplier shall permit Dyax to purchase Ligand from such supplier for use outside the Collaboration.

6. License to AP Biotech

6.1 Dyax grants to AP Biotech and its Affiliates a non exclusive, royalty bearing (as provided in Section 7 below) worldwide license to the Ligands to develop, use and sell Products in accordance with the terms and conditions of this Agreement. Further, such license shall not include any rights of further license or sublicense, and shall be subject to the grant of exclusive rights to a customer for a particular Exclusive Customer Media pursuant to
Section 4.3.

6.2 Dyax further grants to AP Biotech a non exclusive, royalty bearing (as provided in Section 7 below) worldwide license to make, have made, use and sell the Ligands in order to develop, use and sell Products (i) for those Ligands which ************* are supplied in accordance with

Confidential material omitted and filed separately with the Securities and Exchange Commission. Asterisks denote such omissions.

Section 5.2, and (ii) for any Ligand that Dyax is unable or unwilling to supply to AP Biotech in sufficient quantities required for AP Biotech to satisfy customer demands for Products. AP Biotech may only invoke such license under subsection (ii) if Dyax has failed to deliver Ligands in accordance with the relevant supply agreement and in compliance with the relevant technical specifications for a period of ninety (90) days after such delivery was due
AP Biotech, or immediately if Dyax notifies AP Biotech of its inability to supply. Such license to AP Biotech under subsection (ii) shall terminate when Dyax provides written evidence that it has the ability meet such customer demand on a continuing and consistent basis in accordance with the terms of the supply agreement.

7. Royalties.

7.1 Royalties. In consideration for the grant of rights from Dyax hereunder, AP Biotech shall pay to Dyax (i) non-refundable prepaid royalties of One Million Five Hundred Thousand United States Dollars ($1,500,000), and (ii) running royalties of *********** of the Net Sales Value of the Products. AP Biotech shall have the right to reduce any running royalties amounts by the prepaid royalties amount, provided that running royalties due Dyax may not be reduced by more than **************** for any payment, and further, running royalties for any Product may be reduced by payments owed to any third party who discovered a Ligand which is incorporated in such Product; provided, however, that Dyax shall not receive running royalties of less than ************* for any Product. Such running royalties shall be due and payable on a Product-by-Product basis for a period of fifteen (15) years after the first sale of each Product.

7.2 Records. AP Biotech and its Affiliates shall at all times during the term of this Agreement keep accurate records of its sales of the Products in sufficient detail to enable the royalties payable on Net Sales Value to be determined and the reports due under Section 7.4 to be provided to Dyax.

7.3 Audits. Dyax shall have the right at its own expense to appoint an independent certified public accounting firm, such firm to be reasonably acceptable to AP Biotech, to audit AP Biotech's and/or its Affiliate's records which are necessary to verify the royalties payable under this Agreement. Such audits shall be performed during normal business hours and may not be called for more frequently than once in any calendar year and no later than one year after the end of the reporting period to be audited

7.4 Payments and Reports. The ************* amount set forth in Section 7.1 above shall be paid to Dyax *************. The ************* set forth in
Section 7.1 above shall be reported and paid by AP Biotech on behalf of itself and its Affiliates *************. Such payments shall be made to the account specified in writing by Dyax or otherwise as instructed by Dyax.
*************.

The ************* shall be payable in United States dollars ($) at the rate of exchange between Swedish Kronor and $ quoted by the Wall Street Journal on the last day of the reporting period.

7.5 Taxes. Withholding or other taxes assessed on Dyax in connection with the payment of running royalties (but not prepaid royalties) due hereunder and which AP Biotech is required by law to deduct and withhold when making payments, shall be paid by AP Biotech to the competent authority on behalf of Dyax. The originals of the

Confidential material omitted and filed separately with the Securities and Exchange Commission. Asterisks denote such omissions.

official government receipt for such taxes paid by AP Biotech on Dyax's behalf, shall so indicate such fact and shall be sent by AP Biotech to Dyax not later than thirty (30) working days after the date of payment, indicating net payment of royalties to which such taxes relate, and in accordance with the instructions given by Dyax. Upon receipt of such government receipt the sums so paid by AP Biotech shall be credited by Dyax in partial discharge of the AB Biotech's obligation ************* as provided for herein.

8. Trademarks

8.1   Dyax agrees that:

      (i) AP Biotech has obtained from Nycomed Amersham plc and Pharmacia & Upjohn a license to use the trademarks "Amersham Pharmacia" and the "Drop Design";

      (ii) Dyax may only use such trademarks for the purpose, and during the term of this Agreement;

      (iii) any rights it may acquire in such trademarks shall be assigned to AP Biotech absolutely;

      (iv) it shall not do or omit to do anything whereby in AP Biotech's opinion the goodwill and reputation of such trademarks is prejudiced or damaged.

8.2   AP Biotech agrees that

      (i)   Dyax is the owner of the trademarks "Dyax" and "Dyax "D" Logo";

      (ii) AP Biotech may only use such trademarks and trade names for the purpose, and during the term of this Agreement;

      (iii) any rights it may acquire in such trademarks and trade names shall be assigned to Dyax absolutely;

      (iv) it shall not do or omit to do anything whereby in Dyax's opinion the goodwill and reputation of such trademarks and trade names is prejudiced or damaged.

9. Ownership of Inventions & Publications

9.1 Subject to any pre-existing rights of third parties, Dyax shall be the sole owner of all inventions, whether or not patentable, which directly relate to Ligands (including their sequences and uses) made during Dyax's discovery and/or development of Ligands. Subject to any pre-existing rights of third parties, AP Biotech shall be the sole owner of all inventions, whether or not patentable, which directly relate to coupling chemistry and base matrices made during AP Biotech's development of Products. Such ownership shall be irrespective of whether or not such inventions have been conceived and reduced to practice by employees or agents of either AP Biotech or Dyax. For all other inventions, inventorship shall be determined in accordance with United States federal patent law, with each party to own the inventions of its own employees or agents. For solely owned inventions, the owner shall be responsible for decisions, actions and costs relating to obtaining patent protection for such inventions. For jointly owned inventions, the parties shall mutually agree upon and jointly share responsibility for decisions, actions and costs relating to obtaining patent protection for such inventions and either party shall be free to exploit any such invention but neither party may enforce any such jointly owned patent without the agreement of the other party.

9.2 Subject to any third party restriction on disclosure and/or the need to delay publication in order to file for patent protection pursuant to Section 9.1 above, the parties will jointly seek to publish (in oral or written form) on results of Approved Projects. Such publications will be approved by the Steering Committee and used by both parties in accordance with Section 4.1 for the joint marketing of the Collaboration.

10. Indemnification

10.1 AP Biotech shall defend, indemnify and hold Dyax and its affiliates (the "Dyax Indemnitees") harmless from, against, for and in respect of any and all damages, losses, costs and expenses (including, without limitation, reasonable attorney's fees and expenses of litigation) incurred by or imposed on the Dyax Indemnitees or any of them in connection with any claims, suits, actions, proceedings or judgments concerning AP Biotech's performance under this Agreement or any product sold by AP Biotech to a third party, (including infringement of a third party's intellectual property rights), unless such injury or damage is caused by an act, negligent or otherwise of any of the Dyax Indemnitees.

10.2 Dyax shall defend, indemnify and hold AP Biotech and its affiliates (the "AP Biotech Indemnitees") harmless from, against, for and in respect of any and all damages, losses, costs and expenses (including, without limitation, reasonable attorney's fees and expenses of litigation) incurred by or imposed on the AP Biotech Indemnitees or any of them in connection with any claims, suits, actions, proceedings or judgments concerning AP Biotech's performance under this Agreement or any product sold by AP Biotech to a third party, (including infringement of a third party's intellectual property rights), unless such injury or damage is caused by an act, negligent or otherwise of any of the AP Biotech Indemnitees.

11. Confidential Information and Proprietary Materials

11.1 Subject to Sections 4.1, 9.2 and 16.2, each party undertakes to treat any and all Confidential Information and Proprietary Materials as strictly confidential and not to transfer, distribute or otherwise disclose it to any third party for any purpose whatsoever and undertakes not to make use of any such Confidential Information or Proprietary Materials, or any part thereof, for any purpose other than for the purposes of this Agreement without the disclosing party's prior written consent.

11.2 In the event of the either party visiting any of the establishments of the other, the visiting party undertakes that any further information which may come to its knowledge, as a result of any such visit, shall be kept strictly confidential and that any such information will not be divulged to any third party and will not be made use of in any way by the visiting party under any circumstances.

11.3  The undertakings in Clauses 1 and 2 shall not apply to:

      11.3.1 Information or materials which at the time of disclosure is published or otherwise generally available to the public.

      11.3.2 Information or materials which after disclosure by the discloser is published or becomes generally available to the public, otherwise than through any act or omission on the part of the recipient.

      11.3.3 Information or materials which the recipient can show by reasonable written record was in its possession at the time of disclosure and which was not acquired directly or indirectly from the discloser.

      11.3.4 Information or materials rightfully acquired from a third party who did not obtain it under pledge of secrecy to the discloser or another.

      11.3.5 Information or materials which has been developed by the Recipient independently of the Confidential Information or Proprietary Materials received from the discloser.

11.4 The Confidential Information and Proprietary Materials shall not be deemed to be in the public domain merely because any part of said Confidential Information or Proprietary Materials is embodied in general disclosures or because individual features, components or combinations thereof are known to the public.

11.5 Each shall use any Proprietary Materials received from the other party solely for the purposes of this Agreement and then in compliance with all applicable laws and regulations and not for any in vivo experiments on human or animal subjects. The recipient of the Proprietary Materials assumes all liability for damages that may arise from the use, storage, or disposal of any Proprietary Materials it receives and agrees


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to defend, indemnify and hold the Proprietary Materials harmless from and against any such losses, claims, demands, except to the extent caused by the negligence or wilful misconduct of the party providing such Proprietary Materials.

12. Representations and Warranties

12.1 Representations and Warranties. Both AP Biotech and Dyax warrant and represent to each other, (i) that each has the legal right to enter into this Agreement, (ii) that each has taken the necessary action to authorise the execution of the Agreement, (iii) that the performance of their respective obligations hereunder will not result in the breach of any agreement to which either is a party, and (iv) that neither party controls any patent right or other intellectual property right which are necessary for the other party to carry out its rights and obligations by this Agreement.

12.2 Disclaimer of Warranties. EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, DYAX AND AP BIOTECH EACH DISCLAIM ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT WITH RESPECT TO ANY OF THE LIGANDS AND THE PRODUCTS IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES SUCH AS LOSS OF PROFITS OR BUSINESS OPPORTUNITIES.

13. Term & Termination

13.1 Term. This agreement shall commence on the Effective Date and continue for an initial period of four (4) years, subject to renewal upon mutual written agreement of the parties.

13.2 Termination for Material Breach or Default. This Agreement may be terminated by either party upon sixty (60) days written notice to the other party if the other party materially breaches or becomes in default of any provision hereof, unless such breach or default is corrected or reasonable efforts are being made to correct such breach or default within the notice period.

13.3 Insolvency etc.. Either party shall be entitled to terminate this Agreement immediately upon written notice to the other if that other party becomes insolvent or makes an arrangement with its creditors or has a receiver or administrator appointed to the whole or any part of its assets or if an order is made or a resolution passed for its winding up, unless such order or resolution is part of a scheme for its amalgamation or reconstruction.


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

13.4 Effects of Termination Upon termination or expiration of the Agreement, all rights and obligations of AP Biotech and Dyax shall terminate except with respect to Ligands and Products resulting from Approved Projects existing as of the effective date of termination or expiration. For such Ligands and Products, the provisions of Articles 5, 6 and 7 shall survive termination. In addition, the provisions of Articles 9, 10, 11 and 12 shall survive termination or expiration of this Agreement and shall continue in full force and effect.

14. Force Majeure

14.1 The obligations of either party hereunder shall be excused or suspended to the extent performance is prevented or delayed by any future condition, which
(i) is beyond the reasonable control, and without the fault or negligence, of the Party affected thereby, (ii) was not foreseeable by such Party at the time this Agreement was entered into, and (iii) could not have been prevented by such Party taking reasonable steps. Such conditions shall include but not be limited to war, mobilisation, riots, fire, explosion, flood, insurrection, embargo, currency restriction, shortage of transport, general shortage of material and acts or omissions or governments in their sovereign capacity.

14.2 The party invoking Section 13.1 hereof shall, within seven (7) days after commencement of the condition there mentioned, give written notice thereof , and of the anticipated consequences thereof, to the other Party. Within seven (7) days after termination or cessation of such condition, the affected party shall give further written notice to the other Party detailing the actual results of such condition.

14.3 In the event of any such condition, the Party affected thereby shall take all reasonable measures to mitigate and minimise the effect of the condition, and to resume as promptly as possible the diligent performance of its obligations under this Agreement. Nothing in this Section 13 shall, however, obligate either Party to settle strikes or other labour disputes except on terms and conditions which it, in the exercise of its sole discretion, deems appropriate.

15. Governing Law & Dispute Resolution

15.1 This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

15.2 All disputes arising in connection with the present contract shall be submitted to an executive person of each party having the power to enter into a binding decision on behalf of their respective principals for decision. If such executive cannot resolve the issue within forty-five (45) days then such dispute shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with said Rules. The arbitration


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procedures shall take place in New York, NY and shall be held in the English language, provided that documents may be presented in other languages.

15.3 This agreement and any award rendered pursuant to it shall be governed by the 1958 Convention on the Recognition and Enforcement of Foreign Arbitration Awards. Judgment upon the award rendered may be entered in any court having jurisdiction or application may be made to such court for a judicial acceptance of the award or an order of enforcement, as the case may be.

16. Miscellaneous

16.1 Publicity. Subject to Section 4.1, no press release, advertising, promotional sales literature, or other promotional oral or written statements to the public in connection with or alluding to work performed under this Agreement or the relationship between the parties created by it, having or containing any reference to AP Biotech or Dyax shall be made by either party without the prior written approval of the other party, except for restatements of previously-approved statements and disclosures required by applicable law or regulation. Notwithstanding the foregoing, the parties agree to promptly announce this Agreement and its general subject matter in a mutually agreed upon press release.

16.2 Amendments. No provision of this Agreement may be amended, modified or otherwise changed, other than by an instrument in writing duly executed on behalf of the parties to this Agreement.

16.3 Assignment. Neither party shall have the right to assign it without the prior written consent of the other party except that a party may assign the Agreement to a subsidiary or an affiliate over which its exercises control or to another entity in conjunction with the sale of the assets to which this Agreement relates. Any unauthorised assignment or transfer or sub-license shall be invalid and of no effect.

16.4 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof and no party shall be liable or bound to the other in any other manner, except as set forth herein.

16.5 Notices. Any notice which either party may wish to send to the other shall be deemed to have been duly sent if delivered or posted by airmail to such party at the address as set out in this clause or to such other address as may have been notified pursuant to the provisions of this clause and if delivered shall be deemed to have been received on the day of delivery and if posted then on the seventh working day next following the day of posting, provided, however, that any such notice may be sent by facsimile and shall be deemed to have been received at the beginning of the working day next following the day of transmission if the receiving machine causes the sending


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

machine to print the answer back code of the receiving machine at the beginning and end of an uninterrupted transmission.

If to AP Biotech: Amersham Pharmacia Biotech AB
                  Attention: Johan von Heijne
                  Bjorkgatan 30
                  S-751 84 Uppsala
                  Sweden
                  Telefax: +46 18 16 63 17
                    With a copy to:
                  Legal Department
                  Telefax: +46 18 16 53 22

If to Dyax:       Dyax Corp.
                  Attention: Robert A. Dishman
                  One Kendall Square, Bldg. 600
                  Cambridge, Massachusetts 02139
                  USA
                  Telefax: +1 617 225 2501

16.6 Relationship. In making and performing this Agreement, the parties are acting and shall act at the times as independent contractors, and nothing contained in this Agreement shall be construed or implied to create any agency, partnership or employer and employee relationship between AP Biotech and Dyax. At no time shall any party make commitments or incur any charges or expenses for or in the name of the other party.

16.8 Severability. The invalidity or unenforceability of one or more provisions of this Agreement shall not affect the validity or enforceability of any of the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

16.9 Waiver. Any delay in enforcing a party's rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of a party's right to the future enforcement of its rights under this Agreement, excepting only as to an expressed written and duly signed waiver to a particular matter for a particular period of time.

Signed of and on behalf of             Signed for and on behalf of

Amersham Pharmacia Biotech AB          Dyax Corp.


Signature: /s/ Johan von Heijne...     Signature: /s/ Robert A. Dishman
           --------------------                   ---------------------

Position:.........................     Position:.......................


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Date:.............................      Date:..........................


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